EXHIBIT E


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SHOREWOOD PACKAGING CORPORATION


                  Shorewood Packaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


                  FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  "RESOLVED, that the total number of common shares authorized be increased by twenty million (20,000,000) shares from forty million (40,000,000) to sixty million (60,000,000) shares, subject to the approval of the Shareholders and that the Articles of Incorporation be amended to reflect the same."

                  SECOND: That the first paragraph of Article FOURTH of the Certificate of Incorporation of said corporation be amended by deleting such paragraph in its entirety and substituting the following therefor:

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,050,000 shares, consisting of 50,000 shares of Series A Preferred Stock, par value $10 per share (the "Series A Preferred Stock"), 5,000,000 shares of Preferred Stock, par value $10 per share (the "Preferred Stock") and 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). All cross references in each part of this Article FOURTH refer to other paragraphs in such part unless otherwise indicated."

The remainder of Article FOURTH is unchanged.


                  THIRD: That the foregoing amendment was authorized by a majority vote of the members of the Board of Directors followed by authorization by the Stockholders represented at the Annual Meeting of Stockholders who held a majority of the outstanding shares of said corporation's Common Stock at the record date for such Annual Meeting.

                  FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Certificate of Incorporation and affirm that the statements made herein are true as of this 23rd day of September, 1998.


                                      /s/ Marc P. Shore
                                      -------------------------------------
                                      Marc P. Shore, Chairman of the Board,
                                      Chief Executive Officer and President